                                                                   EXHIBIT 10.11

              CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN
               PORTIONS OF THIS DOCUMENT. SUCH PORTIONS HAVE BEEN
            REDACTED AND MARKED WITH ASTERISKS (**). THE NON-REDACTED
                  VERSION OF THIS DOCUMENT HAS BEEN SENT TO THE
                 SECURITIES AND EXCHANGE COMMISSION PURSUANT TO
                   AN APPLICATION FOR CONFIDENTIAL TREATMENT.

                                LICENSE AGREEMENT

                                     Between

                   PHARMACEUTICAL APPLICATIONS ASSOCIATES LLC
                         C. DONALD WILLIAMS, M.D.C.G.P.
                              ROBERT MURDOCK, R.Ph.

                                       and

                      PRAECIS PHARMACEUTICALS INCORPORATED

                           Dated as of: April 15, 1999

                                TABLE OF CONTENTS

WITNESSETH.................................................................    1

DEFINITIONS................................................................    2

GRANT OF LICENSE...........................................................    7

DEVELOPMENT AND COMMERCIALIZATION..........................................   10

CONSIDERATION..............................................................   12

PATENT PROSECUTION.........................................................   17

THIRD-PARTY INFRINGEMENT...................................................   19

PRODUCT LIABILITY..........................................................   21

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION............................   21

ASSIGNMENT.................................................................   25

TERM AND TERMINATION.......................................................   26

INFORMATION................................................................   29

PUBLICATIONS...............................................................   32

NOTICES AND OTHER COMMUNICATIONS...........................................   33

DISPUTE RESOLUTION.........................................................   34

MISCELLANEOUS PROVISIONS...................................................   36

EXHIBIT A (U.S. Patent Application No. 3742-901-2-IPROV
and related filings).......................................................  A-1

EXHIBIT B ( List of Individuals and Entities)..............................  B-1

                                LICENSE AGREEMENT

            This Agreement is made and entered into as of the 15th day of April, 1999, (the "Effective Date") by and between Pharmaceutical Applications Associates LLC, a limited liability company organized and existing under the laws of the State of [ ] and having its principal office at 402 East Yakima Avenue, Suite 330, Yakima, Washington 98901-2760 (hereinafter referred to as "PAA"), C. Donald Williams, M.D.C.G.P. and Robert Murdock, R.Ph., each of whom is a member of PAA (collectively, the "PAA Principals"), and PRAECIS PHARMACEUTICALS INCORPORATED, a corporation organized and existing under the laws of the State of Delaware and having its principal office at One Hampshire Street, 5th Floor, Cambridge, Massachusetts 02139-1532 (hereinafter referred to as "Licensee").

                                   WITNESSETH

            WHEREAS, PAA is the sole owner of the Technology (as later defined herein), and has the right to grant the licenses granted herein with respect to the Technology;

            WHEREAS, Licensee wishes to acquire certain exclusive license rights with respect to the Technology for the purpose of developing and commercially exploiting the Technology, upon the terms and conditions hereinafter set forth;

            WHEREAS, PAA is the sole owner of the Patent Application (as later defined herein), and has the right to grant the licenses granted herein with respect to the

Patent Rights, the Licensed Products and the Licensed Processes (each as later defined herein), upon the terms and conditions hereinafter set forth; and

            WHEREAS, Licensee desires to obtain a license to the Patent Rights, the Licensed Products and the Licensed Processes, upon the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                 1 - DEFINITIONS

            For the purposes of this Agreement, the following words and phrases shall have the following meanings:

            1.1 An "Affiliate" of a party shall mean a company or other entity which controls, is controlled by, or is under common control with such party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

            1.2 "Developments" shall mean any findings, discoveries, inventions, additions, modifications, formulations or changes made by or on behalf of either party during the term of this Agreement which relate to the Technology, any Licensed Product or any Licensed Process including, without limitation, new or improved formulations or methods of administration, improvements in clinical efficacy, improved side effect profiles, new medical indications for any Licensed Product and improvements in the manufacturing process for any Licensed Product; provided that Developments shall not include any of the foregoing as to which Licensee is the owner pursuant to Section 3.3 hereof.

            1.3 "Net Sales" shall mean gross invoiced price for Licensed Products sold by Licensee or its Affiliates to a Third Party, after deduction of
(i) all customary trade and quantity discounts actually allowed, (ii) allowance for credits and returns, and (iii) sales, purchase or turnover taxes (if any). In the event a Licensed Product is sold in combination with one or more components which are not Licensed Products, Net Sales, for purposes of determining royalties on such combination sale, will be calculated by multiplying Net Sales of the combination by the fraction A/(A+B), in which A is the gross invoiced price of the Licensed Product if sold separately and B is the invoiced price of the other components in the combination if sold separately. If the Licensed Products and the other components in the combination are not sold separately, then Net Sales will be calculated based upon the gross invoiced price of the combination less (x) the foregoing discounts, allowances and taxes, if any, and (y) the direct cost of manufacturing the components that are not Licensed Products. For purposes of this definition as used throughout this Agreement, and as used in this Section 1.3, any Sublicensee which sells Licensed Products shall be deemed an Affiliate of Licensee and not a Third Party. For the avoidance of doubt, subject to the immediately preceding sentence, Net Sales includes sales of Licensed Products by any Sublicensee to a Third Party. Unless otherwise required by United Stated generally accepted accounting principles, "Net Sales" of a Licensed Product shall be recognized on the earlier of the date of issuance of an invoice in respect of such sale, or the date of shipment of such Licensed Product, to a Third Party, in either case by Licensee, its Affiliates or any Sublicensee.

            1.4 "Technology" shall mean and collectively include (i) any and all inventions, formulas, methods, know-how, plans, processes and products, whether patentable or not or confidential or not, developed, conceived, discovered or reduced to practice by or on behalf of PAA, any PAA Principal or their respective Affiliates, on or before the Effective Date, including, without limitation, any and all of the foregoing relating to the Patent Application, and
(ii) all tangible work in progress and tangible research materials, including, without limitation, notebooks, samples, experimental and test results, technical and non-technical data and specifications, characteristics and designs, whether patentable or not or confidential or not, relating to the foregoing.

            1.5 "Patent Application" shall mean the United States Patent Application, together with its related continuations-in-part and counterpart foreign patent filings, as listed on Exhibit A attached hereto.

            1.6 "Patent Rights" shall mean any and all rights arising from any and all of the following:

            (a) United States and foreign patents and/or patent applications derived from or arising out of the Technology, PAA Developments or Work Product (as defined in Section 3.3) including, without limitation, the Patent Application;

            (b) United States and foreign patents issued from the applications described in (a) above and from divisions, continuations and continuations-in-part of such applications; and

            (c) any reissues, re-examinations or extensions of the patents and applications described in (a) or (b) above.

            1.7 "Licensed Product" shall mean any product or part thereof in the Field of Use which (i) is covered in whole or in part by a Valid Claim in the country in which any such product or part thereof is made, used, sold or imported; or (ii) embodies, incorporates, is based upon or derived from, or is manufactured using a Licensed Process.

            1.8 "Licensed Product Launch" in a country shall mean the first commercial sale (i.e., not for development purposes or in connection with the obtaining of regulatory approval) of Licensed Product in such a country by Licensee, its Affiliates, or any Sublicensee to a Third Party subsequent to regulatory approval of such sale in such country.

            1.9 "Licensed Process" shall mean any method, formula, formulation, plan or process (including manufacturing process) in the Field of Use (i) which is covered in whole or in part by a Valid Claim in the country in which such method, formula, formulation, plan or process is used or practiced or (ii) which embodies, incorporates or is based upon or derived from the Technology or the PAA Developments.

            1.10 "Field of Use" shall mean the management or treatment of any type of pain or muscular or skeletal discomfort arising from any cause, including without limitation trauma, diseases such as diabetes, herpes zoster, arthritis, osteoporosis, cancer, chemotherapy or chemical injury.

            1.11 "Third Party" shall mean any person or entity other than PAA, a PAA Principal, Licensee and their respective Affiliates, subject, however, to
Section 1.3.

            1.12 "Valid Claim" means a claim within a Patent Right contained in any (i) unexpired and issued patent that has not been dedicated to the public, disclaimed, revoked or held invalid by a final unappealable decision or unappealed decision of a court of competent jurisdiction, or (ii) pending patent application which has been on file with the applicable patent office for seven
(7) years or less from the date on which the patent application was filed.

            1.13 "IND" shall mean an Investigational New Drug Application or foreign equivalent.

            1.14 "Sublicensee" shall mean any direct or indirect grantee of any or all rights granted to Licensee hereunder.

            1.15 "PAA Developments" shall mean any and all Developments created by or on behalf of PAA.

            1.16 "Licensee Developments" shall mean any and all Developments created by or on behalf of Licensee.

            1.17 As used herein, unless the context clearly indicates otherwise,
(i) the singular includes the plural and the plural includes the singular; and
(ii) the conjunctive includes the disjunctive and the disjunctive includes the conjunctive.

                              2 - GRANT OF LICENSE

            2.1 PAA hereby grants to Licensee a worldwide, exclusive (even as against PAA, subject to Section 2.2) license, with the right to grant sublicenses, to use the Technology and Developments, to practice under the Patent Rights, and to make, have made, use, have used, develop, have developed, offer for sale, sell, have sold, market, have marketed, import and have imported, Licensed Products, and to use or practice the Licensed Processes, in each case in the Field of Use. Without limitation of the foregoing, each party acknowledges and agrees that Licensee shall have the exclusive right for the duration of the license rights granted pursuant to this Agreement to engage in development activities with respect to the Technology or any Licensed Product or Licensed Process, in each case in the Field of Use, and that neither PAA nor any PAA Principal or their respective Affiliates will engage in any such development activity, except pursuant to Section 3.3 hereof or a separate agreement in writing between the parties.

            2.2 PAA and each PAA Principal hereby agrees not to grant any other license with respect to the Technology, the Patent Rights, the Licensed Products or the Licensed Processes, except that PAA may grant (i) non-conflicting licenses (with the right to grant sublicenses) having terms consistent with this Agreement in the Technology, Patent Rights and PAA Developments, in each case outside the Field of Use and (ii) licenses (without the right to grant sublicenses) to each of the PAA Principals, to use the Technology and PAA Developments and to practice under the Patent Rights, to use Licensed Products, and to use or practice the Licensed Processes, in each case in the Field of Use solely for the therapeutic treatment of individual patients (current or future) in the ordinary course of such PAA Principal's clinical practice substantially as currently conducted; provided, however, that (x) Licensee shall have no obligation to provide PAA or any PAA Principal with any Licensed Products or any documentation or other materials relating to the Technology, Licensed Products, Licensed Processes or Developments, except as expressly set forth herein and (y) neither PAA nor any PAA Principal shall in connection with the exercise of the rights granted under subsection (ii) represent that it is in any manner affiliated or associated with Licensee or any Affiliate or Sublicensee and (z) neither PAA nor any PAA Principal shall in connection with the rights granted under subsection (ii) make use of any clinical data owned or developed by or on behalf of Licensee or its Affiliates or Sublicensees. Any and all licenses (or sublicenses) granted pursuant to this Section 2.2 shall be in writing and shall be submitted for and subject to Licensee's prior review and written approval, which approval shall not be withheld unless Licensee determines, in its reasonable judgment, that the terms of such license (or sublicense) conflict with the terms of this Agreement. The terms of any such license granted pursuant to clause (i) of this Section 2.2 shall require (and PAA or the licensing PAA Principal, as applicable, shall enforce such requirement) that any sublicense, if permitted by such license, shall be subject to prior review by and written approval of Licensee as provided in this Section 2.2. Licensee agrees to enter into a reasonable written confidentiality agreement prior to the disclosure of a license or sublicense for review pursuant to this Section 2.2.

            2.3 PAA and each PAA Principal acknowledges and agrees that it has, and will have, no rights of any kind with respect to any intellectual property or work product of any kind owned or created by Licensee in connection with the development of Licensed Products or otherwise, including without limitation any Licensee Developments, except as separately agreed in writing by the parties.

            2.4 Each party shall retain all right, title and interest in, and no license is granted hereunder with respect to, any trademarks, trade names, logos or similar identifying marks used by it in connection with any Licensed
Products or Licensed Processes, except that Licensee may state that it is licensed by PAA to the extent provided herein.

            2.5 Any and all sublicenses (including sublicenses granted by any Affiliate of Licensee or any Sublicensee) granted pursuant to Section 2.1 hereof shall be in writing and shall be consistent with the terms of this Agreement. Copies of any and all such sublicenses shall be made available for review by PAA, subject to PAA's entering into a confidentiality agreement on terms reasonably satisfactory to Licensee (or the relevant Affiliate of Licensee or Sublicensee) prior to any such review.

                      3 - DEVELOPMENT AND COMMERCIALIZATION

            3.1 Licensee, at its own cost and expense, shall use commercially reasonable efforts to bring one or more Licensed Products to market through a diligent clinical development and commercialization program; provided that Licensee shall be deemed to have satisfied its obligations under this Section
3.1 if its uses efforts consistent with those which it would use for a product owned by it which evidences substantially similar clinical and commercial promise, taking into account Licensee's capital resources and other development and commercialization commitments and programs.

            3.2 Licensee shall have the sole right, in its own name and at its own expense, to make any and all regulatory filings and submissions relating to the development and commercialization of Licensed Products or Licensed Processes in the Field of Use, including without limitation any IND filings.

            3.3 During the term of this Agreement, PAA, through one or more PAA Principals, shall provide reasonable consulting services as requested by Licensee with respect to the Technology and the development of Licensed Products and Licensed Processes. Such consulting services shall include, without limitation, disclosing to Licensee all information known by or otherwise in the possession of PAA or any PAA Principal with respect to any and all aspects of the Technology, Developments, Licensed Products or Licensed Processes; provided, however, that no PAA Principal shall be obligated to provide such consulting services for more than two days in any one month. Such consulting services shall be compensated at the rate of $** per day or $** per half day, plus reimbursement for reasonable, documented travel (coach class) and lodging expenses. The parties agree that Licensee shall own all right, title and interest in and to any and all inventions, discoveries, intellectual property and work product resulting from the performance of such consulting services (including any of the foregoing conceived or discovered by PAA, any PAA Principal or their respective Affiliates, but excluding intellectual property claimed in the Patent Application as in effect on the Effective Date or otherwise disclosed in writing to Licensee by PAA on or prior to the Effective
Date) (collectively, the "Work Product"). For the avoidance of doubt, to the extent that any Patent Rights arise from the Work Product, Licensee shall pay royalties as set forth in Article 4 based upon Net Sales of Licensed Products covered by a Valid Claim that is within such Patent Rights. Licensee shall grant, and hereby does grant, to PAA a perpetual, non-exclusive, worldwide, royalty-free, unlimited license, including the right to grant sublicenses, in Licensee's rights in the Work Product outside the Field of Use. PAA and each PAA Principal shall execute and deliver to Licensee such instruments of assignment, releases or other documents as Licensee may request to effect or confirm Licensee's ownership of the Work Product.

                                4 - CONSIDERATION

            4.1 In order to induce PAA to enter into this Agreement, and in consideration of the rights and license granted hereunder, subject to the further provisions of this Article 4, Licensee shall pay or cause to be paid royalties to PAA during the term of this Agreement as follows:

            (a) a license issuance fee of ** ($**), which shall be deemed earned and due immediately upon the Effective Date;

            (b)   **% of annual Net Sales up to $**;

            (c)   **% of annual Net Sales between $** and $**;

            (d)   **% of annual Net Sales in excess of $**.

            4.2 The royalty percentages set forth in Section 4.1 shall each be reduced by ** (so that **% shall instead be **%, **% shall instead be **% and **% shall instead be **%) at any time and in any country in which Licensee's, its Affiliates, or any Sublicensees' making, having made, using, having used, offering for sale, selling or having sold, marketing or having marketed or importing or having imported a Licensed Product in such country without a license or sublicense, as applicable, would not infringe a Valid Claim in that country or a Valid Claim in the country where such Licensed Product is made or a Valid Claim in the country where such Licensed Product is sold or used. In addition, Licensee shall be entitled to reduce any royalties owed by it pursuant to Section 4.1 by an amount equal to the sum of (i) any royalty or other payments required to be paid by Licensee to any Third Party in order to use, develop, manufacture or sell any Licensed Product or use or practice the Technology or any Licensed Process as contemplated hereunder, whether in connection with settlement of a third-party claim of infringement or otherwise, and (ii) any and all damages, costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Licensee in connection with the defense of any claim that the intellectual property licensed by it from PAA hereunder infringes any Third Party's rights, to the extent that such costs are not paid to Licensee pursuant to the indemnification obligation set forth in Section 8.3 below. Notwithstand-ing the foregoing, Licensee shall not be entitled to reduce royalties owed pursuant to Section 4.1 as provided for in this Section 4.2 by more than ** percent (**%) in any quarter, with any amounts by which Licensee would have been entitled to reduce royalties owed hereunder but for the reaching of such limit ("Unutilized Amounts") being carried forward to future reporting periods. Within thirty (30) days after the expiration of Licensee's royalty obligation with respect to a particular country pursuant to Section 4.4, PAA shall reimburse Licensee in an amount equal to the cumulative Unutilized Amounts for such country.

            4.3 (i) Royalty payments hereunder are due and payable and shall be made quarterly, in arrears, within sixty (60) days after the end of each calendar quarter in which the royalty accrues. All royalty payments shall be in United States funds. The exchange rate applied, if applicable, shall be the exchange rate published in the Wall Street Journal on the last business day of the calendar quarter in which the royalty accrued. Royalty payments shall be made to PAA by wire transfer to a bank account designated in writing, and shall be accompanied by mailing to PAA a report, certified to be true and correct by an officer of Licensee, setting forth, in reasonable detail, the basis on which such royalty payment was calculated.

      (ii) Royalties in respect of any Net Sales shall accrue at the time of recognition of such Net Sales as provided in Section 1.3. In no event shall a royalty be paid on an individual unit of Licensed Product more than once.

      (iii) Licensee shall be responsible for payment to PAA of royalties accruing on Net Sales by an Affiliate or Sublicensee regardless of whether such Affiliate or Sublicensee meets its royalty and other obligations, if any, to Licensee.

      (iv) Licensee agrees to pay interest to PAA on the amount of any underpayment of royalties from the date payment was due until the date payment is made. The applicable interest rate will be the average prime rate as published in the Wall Street Journal plus three percent (3%) during such time.

      (v) In the event Licensee asserts any monetary claim against PAA or any PAA Principal, PAA hereby agrees and acknowledges that Licensee shall have the right to set off against any royalty payment when due any amount claimed by Licensee against PAA or such PAA Principal.

            4.4 The duration of payment of royalties under this Article 4 in any country shall continue for the longer of (i) ten (10) years from Licensed Product Launch in that country or (ii) the date of the last to expire Valid Claim which, except for the license granted hereby, would be infringed by Licensee making, having made, using, having used, offering for sale or selling or having offered for sale or sold, marketing or having marketed, or importing or having imported, Licensed Product in that country. In the case of trade secrets deemed to be Valid Claims pursuant to Section 5.2, the duration of payment of royalties shall be as set forth in clause (i) of this Section 4.4. Licensee's license granted hereunder shall continue in full force and effect and shall be fully paid up and royalty free in any country where royalty obligations as provided for in this Section 4.4 have expired.

            4.5 (i) Licensee shall at all times during the term of this Agreement keep accurate books of account, and maintain supporting documents, which show the royalties to which PAA is entitled under this Agreement (including royalties based upon Net Sales by Affiliates of Licensee and by Sublicensees). Said books of account and supporting documentation, which shall be retained by Licensee for at least two (2) years after any termination of this Agreement, shall be open for audit and inspection during the term of this Agreement and for a period of two (2) years after any termination of this Agreement upon reasonable prior written notice by an independent certified public accountant chosen by PAA and reasonably acceptable to Licensee, at PAA's expense (except as hereinafter provided with respect to the expense of an audit and inspection). Such certified public accountant shall have the right to audit and inspect the books of account and supporting documentation of Licensee in order to ensure compliance with Licensee's royalty obligations hereunder and shall, upon execution of a confidentiality agreement on terms reasonably acceptable to Licensee, have the right to make copies and extracts of said books of account and supporting documentation and to prepare a written report (including any such copies or extracts) detailing the results of the audit and inspection and deliver such written report to PAA and PAA's financial advisors and attorneys. Audits and inspections shall not take place more than once in each calendar year and shall be limited to royalty obligations accruing not more than three (3) years prior to the date of the audit and inspection.

      (ii) In the event that an audit and inspection reveals that Licensee has underpaid any royalty due PAA under this Agreement, PAA shall provide Licensee with written notice of such underpayment and, in addition to any other available remedy PAA may have, Licensee shall forthwith remit such underpayment to PAA in the manner prescribed in subsection (i) of Section 4.3 with interest calculated in accordance with subsection (iv) of Section 4.3. In the event that an audit and inspection reveal that Licensee has under paid royalties due under this Agreement by an amount exceeding ten percent (10%) in any twelve (12) month period, PAA shall provide Licensee with written notice thereof, and in addition to Licensee's obligation to remit payment in accordance with the preceding clause (iv) and in addition to any other available remedy PAA may have, the cost of such audit and inspection shall be payable by Licensee.

            4.6 In the event that Licensee elects, in its sole discretion, to file an IND in its own name with respect to a Licensed Product, Licensee shall pay to PAA the sum of ** dollars ($**) within sixty (60) days of such filing.

                             5 - PATENT PROSECUTION

            5.1 During the term of this Agreement, Licensee shall have the sole initial right (i) to file such United States and/or foreign patent applications covering patentable inventions included within the Technology or any Developments created by or on behalf of PAA as Licensee shall, in its sole discretion, deem advisable, (ii) to prosecute and defend all patent applications referred to in clause (i), and (iii) to maintain in force any patents resulting from such applications. Licensee shall bear all costs associated with the foregoing filing, prosecution, defense and maintenance incurred after the Effective Date. Without limitation of the foregoing, Licensee shall prosecute with reasonable diligence and at its sole expense the Patent Application, except that Licensee shall not be obligated to prosecute any divisional resulting from the Patent Application if such divisional does not include at least one claim with substantial application in the Field of Use, as determined by Licensee in its reasonable discretion.

            5.2 If Licensee determines not to file any such patent application after request by PAA, or not to prosecute any such patent application or to maintain any such patents, Licensee shall timely provide PAA with written notice of such determination, in which event PAA shall have the right to file or prosecute such application or maintain such patents entirely at its own expense, unless Licensee has a reasonable basis for such determination (including, without limitation, Licensee's preference for keeping the relevant Technology or Development a trade secret). Licensee's written notice of such determination shall state the reasonable basis. If the reasonable basis is Licensee's preference for keeping the relevant Technology or Development a trade secret, the trade secret shall be identified in the written notice and such Trade Secret shall become a Valid Claim for purposes of this Agreement. It shall be unreasonable for Licensee to prefer to keep any Technology or Development a trade secret if such Technology or Development is not material to the Field of Use.

            5.3 Each party shall (i) timely advise the other in writing of its intentions with respect to the filing, prosecution and maintenance of patent applications and patents as set forth above in order to allow the other the opportunity to comment thereon, which comments the party shall consider in good faith, and (ii) at its own expense, provide the other with reasonable assistance to facilitate the filing, prosecution and maintenance of patent applications and patents as set forth above, and shall execute all documents which the other party reasonably deems necessary or desirable therefor. Without limitation of the foregoing clause (ii), PAA shall, within seven (7) days of the Effective Date, cause to be delivered to Licensee all prosecution file history and other documents relating to the Patent Application.

                          6 - THIRD-PARTY INFRINGEMENT

            6.1 Each party shall inform the other promptly in writing if it becomes aware of any (i) applications for a patent or issued patent that may conflict with either party's intellectual property rights hereunder or (ii) acts of infringement or unfair competition by any third party involving such intellectual property rights, and shall provide the other with any evidence thereof in its possession or control.

            6.2 During the term of this Agreement, Licensee shall have the right, but not the obligation, to prosecute and to settle any and all infringement actions involving the Technology, Developments and/or the Patent Rights in the Field of Use, provided that if the settlement, consent judgment or other voluntary final disposition of any such action would affect the rights of PAA outside the Field of Use, PAA's consent to such settlement shall be required, such consent not to be unreasonably withheld. In furtherance of the foregoing right, PAA hereby agrees that PAA will, at Licensee's request and expense, join as a party plaintiff in any such infringement action. Licensee shall keep PAA reasonably informed of the litigation strategy and of the status of the litigation in any such infringement action and consider in good faith PAA's comments. The entire cost of any such infringement action prosecuted by Licensee shall be borne by Licensee, and Licensee shall keep any damages and costs recovered in connection therewith.

            6.3 If within six (6) months after having been notified of any alleged infringement, Licensee shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if Licensee shall notify PAA at any time prior thereto of its intention not to bring suit against any such alleged infringer in the Field of Use, then, and in those events only, PAA shall have the right, but not the obligation, to prosecute at its own cost and expense any infringement action involving the Patent Rights, and PAA may, for such purposes, join Licensee as a plaintiff as necessary to maintain standing. No settlement, consent judgment or other voluntary final disposition of any such action may be entered into without the consent of Licensee, which consent shall not be unreasonably withheld. PAA shall keep any damages and costs recovered in connection with its prosecution of an infringement action pursuant to this
Section 6.3.

            6.4 In any action brought by either party in accordance with the foregoing, the other party shall, at the request and expense of the party bringing such suit, cooperate in all respects, including, to the extent possible, by having its employees testify when requested and making available relevant records, papers, information, samples, specimens, and the like.

                              7 - PRODUCT LIABILITY

      Licensee shall at all times during the term of this Agreement and thereafter indemnify, defend and hold harmless PAA, its members, stockholders, directors, officers, employees and Affiliates, and each PAA Principal (collectively, "Indemnified Persons") against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of (i) the death of or injury to any person or persons or out of any damage to property resulting from Licensee's, or any Affiliate's or Sublicensee's use of the Technology or Developments, practicing under the Patent Rights, making or having made, using or having used, offering for sale or selling or having sold, marketing or having marketed or importing or having imported, any product, or using or practicing any process, except where attributable to the gross negligence or willful misconduct of any Indemnified Person.

               8 - REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

            8.1 PAA and each of the PAA Principals, jointly and severally, represent and warrant to Licensee as follows:

                  (i) Except to the extent licensed to Licensee hereby, as of the Effective Date PAA owns the entire right, title and interest in and to all intellectual property licensed to Licensee hereunder (the entire right, title and interest of each of the PAA Principals therein having been duly, validly and effectively assigned to PAA pursuant to instruments of assignment, copies of which have previously been delivered to Licensee), and PAA has all required right, power and authority to grant the licenses granted hereunder.

                  (ii) To the best knowledge of PAA and each of the PAA Principals, the Technology, Patent Rights and any PAA Developments in existence as of the Effective Date do not and will not infringe any third-party intellectual property rights when used in accordance with this Agreement.

                  (iii) Except as set forth on Exhibit B hereto, there are no outstanding options, licenses or agreements of any kind, as of the Effective Date, between PAA, any PAA Principal or any Affiliate thereof and any Third Party relating to the Technology, the Patent Rights or any Licensed Product or Licensed Process.

                  (vi) To the best knowledge of PAA and each of the PAA Principals, as of the Effective Date, there is and has been no unauthorized use, infringement or misappropriation of any of PAA's intellectual property rights in the Technology or the Patent Rights by any person or entity.

                  (v) To the best knowledge of PAA and each of the PAA Principals, as of the Effective Date, (A) all data describing clinical obser-vations relating to the Technology or any Licensed Product or Licensed Process prepared by or on behalf of PAA or any PAA Principal and previously delivered to Licensee are true and correct in all material respects, and (B) Licensee has been provided with all material information in the possession or control of PAA, any PAA Principal or any Affiliate thereof which is reasonably believed by them to be material to Licensee entering into this Agreement, and such information does not knowingly contain any untrue statement of material fact or knowingly omit to state any material fact.

            8.2 Each party represents and warrants to the other parties that (i) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder, (ii) the execution of this Agreement and the performance of its obligations hereunder does not and will not conflict with or result in a breach (including with the passage of time) of any other agreement to which it is a party, and (iii) this Agreement has been duly executed and delivered by such party and constitutes the valid and binding agreement of such party, enforceable against such party in accordance with its terms.

            8.3 PAA and the PAA Principals, jointly and severally, on the one hand, and Licensee, on the other, shall indemnify and hold harmless the other against any loss, damages or expense (including, without limitation, reasonable attorneys' fees) resulting from any breach of this agreement by such party, including without limitation any of the representations and warranties of such party contained herein.

            8.4 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, PAA, ITS MEMBERS, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES AND EACH PAA PRINCIPAL MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANT ABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE OR THAT THE SUBJECT MATTER LICENSED HEREIN CAN BE SUCCESSFULLY COMMERCIALIZED.

            8.5 IN NO EVENT SHALL A PARTY BE LIABLE HEREUNDER FOR INCIDENTAL OR CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER THE PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

            8.6 PAA and the PAA Principals, jointly and severally, represent and warrant to, and covenant and agree with, Licensee, that (i) PAA has in place with each PAA Principal, and will require as a condition of employment of each PAA employee, agreements assigning to PAA all rights to inventions and other intellectual property which relate to the Technology and any Developments, Licensed Product or Licensed Process as are created or discovered by each such PAA Principal or PAA employee, in the case of each PAA Principal, while a member of PAA, and, in the case of each PAA employee, while employed by PAA, and (ii) neither PAA nor any PAA Principal has entered, or will enter, into any agreement inconsistent with the foregoing.

                                 9 - ASSIGNMENT

            Neither party may assign this Agreement or its rights and obligations hereunder without the prior, written consent of the other party, such consent not to be unreasonably withheld; provided, however, that (i) the foregoing shall not limit or impair in any manner Licensee's right to grant sublicenses as provided herein, (ii) Licensee may assign this Agreement or its rights hereunder to an entity which acquires, by sublicense or otherwise, rights to Licensed Products (provided that in such event Licensee shall continue to be obligated to perform Licensee's obligations hereunder), and (iii) Licensee or PAA may assign this Agreement and its rights hereunder to an entity which acquires or acquires control of its entire business or that part of its business to which this Agreement relates, whether pursuant to a merger, consolidation, stock purchase, recapitalization, asset sale or otherwise (provided that in any such event, Licensee or the successor entity or PAA or the successor entity in such transaction shall continue to be liable to perform Licensee's or PAA's obligations hereunder, as the case may be. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns. Notwithstanding any assignment or anything in the foregoing to the contrary, PAA shall be and remain solely liable under Section 3.3 hereof.

                            10 - TERM AND TERMINATION

            10.1 The term of this Agreement shall commence on the Effective Date and, unless sooner terminated as provided in this Article 10, shall expire on a country-by-country basis on the expiration of Licensee's royalty payment obligations as provided in Section 4.5.

            10.2 Licensee shall have the right to terminate this Agreement on a country-by-country basis or in its entirety at any time (for any reason or no reason) by providing PAA with at least sixty (60) days prior written notice of termination, such termination to become effective at the expiration of such sixty (60) day period or such later date as may be specified in such notice.

            10.3 In the event a material breach of this Agreement (including, without limitation, a material breach of any representation or warranty contained in Article 8 hereof) by PAA or any PAA Principal on the one hand, or Licensee on the other, the non-breaching party shall have the right to terminate this Agreement by providing written notice of such termination to the breaching party, but only if (i) the non-breaching party shall first have provided the breaching party with written notice of such breach, specifying the nature of such breach ("Breach Notice"), (ii) either (A) such breach, by its nature, cannot be cured within ninety (90) days after receipt of such Breach Notice or (B) if such breach is curable within such ninety (90) day period, the breaching party fails to cure such breach within such ninety (90) day period and
(iii) such breach, either alone or in
combination with other uncured breaches as to which Breach Notice has been given, materially impairs the value of the Agreement as a whole to the non-breaching party.

            10.4 In the event of termination of this Agreement by Licensee under
Section 10.2 or by PAA under Section 10.3 or 10.8, (i) all licenses granted by PAA to Licensee hereunder shall terminate, and (ii) at the request of PAA, Licensee shall assign to PAA all regulatory filings, regulatory approvals and clinical data owned and controlled by Licensee, and shall deliver to PAA all documentation in its possession, relating to Licensed Products, Licensed Processes or any Technology, or, to the extent such assignment is not legally permissible, Licensee shall grant PAA the right to access, use and cross reference such filings, approval and data. In the event of termination of this Agreement by Licensee under Section 10.2, then PAA shall pay Licensee a royalty upon any sales of Licensed Product which are made by or on behalf of PAA, its Affiliates or any licensee or sublicensee (or sub-sublicensee) thereof after the effective date of such termination. The amount of such royalty shall be consistent with industry standards and shall be determined by mutual agreement of PAA and Licensee after good faith negotiations; provided, however, that if PAA and Licensee are unable to reach mutual agreement thereon, the matter shall be submitted to arbitration generally in accordance with the procedures set forth in Article 13 of this Agreement, and the arbitrator shall base his/her decision on the following factors: (i) the value of any assigned filings, approvals and/or data to the development and commercialization of the Licensed Product; and (ii) the relative contributions of the parties to the development and commercialization of the Licensed Product.

            10.5 In the event of termination of the Agreement by Licensee under
Section 10.3, the rights and licenses granted by PAA to Licensee under this Agreement shall, at Licensee's option, remain in effect, except that such rights and licenses shall be on a royalty-free basis.

            10.6 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from performance of any obligation incurred or liability or payment accrued prior to the effective date of such termination, and such termination shall be without prejudice to any remedy that any party may have in addition to those rights as provided under this Agreement. Articles 7 and 8, this Article 10, Article 11 and Articles 12 through 14 (with respect to such Articles 12 through 14, solely to the extent applicable to provisions, rights or obligations which survive termination) shall survive any such termination. Licensee and any permitted Sublicensees may, however, after the effective date of any such termination, sell any and all Licensed Products in inventory, and complete and sell any and all Licensed Products in the process of manufacture, at the effective date of such termination for a period of one year after the effective date of such termination, subject to payment of royalties to PAA as herein provided.

            10.7 In the event of termination of this Agreement by Licensee pursuant to Section 10.3, any and all sublicenses to which a Sublicensee is a party and which is in effect as of the effective date of such termination shall continue in full force and effect, provided that such Sublicensee timely pays all royalties on Net Sales by such Sublicensee directly to PAA and continues to comply with the other terms of such sublicense. In the event of termination of the Agreement by either party for any other reason, any Sublicensee hereunder not then in default shall have the right to seek a license under reasonable terms and conditions from PAA, which license PAA agrees to negotiate in good faith.

            10.8 In the event that Licensee does not file an IND within three
(3) years of the Effective Date of this Agreement, PAA shall have the right to terminate this Agreement upon thirty (30) days written notice to Licensee.

            10.9 In the event that Licensee alleges in a proceeding in a court or tribunal of competent jurisdiction or in an arbitration that any patent or patent claim within the Patent Rights is invalid or unenforceable, PAA shall have the right to terminate this Agreement upon thirty (30) days written notice to Licensee.

                                11 - INFORMATION

            11.1 As a result of the exercise of the rights and performance of the obligations under this Agreement, each party (the "disclosing party") may disclose to the other party (the "receiving party"), or the receiving party may obtain access to, proprietary and confidential information of the disclosing party.

            11.2 Information shall be considered proprietary and confidential only if (i) it is in written or other tangible form and is marked as being the confidential informa-tion of the disclosing party or (ii) if disclosed verbally, it is reduced to written form, marked as the confidential information of the disclosing party, and transmitted to the receiving party within one week of the verbal disclosure (individually and collectively, "Information").

            11.3 Each party acknowledges the confidential character of the Information and agrees that the Information is the valuable property of the disclosing party. The receiving party agrees not to use any Information for any purpose or disclose Information to any Third Party (other than a party's officers, directors, members, employees, stock holders, attorneys, financial advisors and other representatives), except as permitted by or in the performance of this Agreement.

            11.4 PAA further agrees to take reasonable measures which are designed to ensure the continued secrecy of Information disclosed by it to Licensee hereunder, subject to the exceptions contained in clauses (i) and
(ii)(A) of Section 11.5; provided that for purposes of this Section 11.4, (1) the exception contained in clause (i)(C) of Section 11.5 shall apply only if such Information entering into the public domain was not the result of action by PAA or a PAA Principal or was in accordance with Section 12 and (2) references in clause (ii)(A) of Section 11.5 to the "receiving party" shall be deemed to refer to PAA.

            11.5 The acknowledgments, agreements, and restrictions set forth in the preceding provisions of this Article 11 shall not (i) apply to any Information which (A) was rightfully in the receiving party's possession, as evidenced by written records, prior to the date of this Agreement (other than by disclosure from the disclosing party), without similar restrictions, (B) was disclosed to the receiving party by a Third Party (without actual knowledge of the receiving party that such disclosure was in breach of a duty of confidentiality of such Third Party), (C) entered into the public domain without a breach of this Agreement, or (D) the receiving party determines in good faith must be disclosed to comply with law or an order or request of a governmental body, or (ii) (A) prevent Licensee or PAA, upon and subject to the terms of this Agreement, from preparing, filing, prosecuting or maintaining any patent applications or its resulting patents related to the Technology, Licensed Products or Licensed Processes, (B) prevent Licensee, its Affiliates or any Sublicensee (1) from disclosing Information to persons or entities working on their behalf or to governmental agencies, to the extent Licensee or such other persons or entities reasonably believe is required or desirable to secure any government approval for the development, manufacture, marketing or sale of any Licensed Product, or (2) upon imminent approval or actual approval for registration by a governmental agency in a country of a drug application for any Licensed Product, from disclosing Information to the extent reasonably necessary to promote the use, marketing or sale of Licensed Product in that country or (C) prevent Licensee or its Affiliates from disclosing Information which Licensee determines in good faith is required by law or reasonably necessary in connection with any financing, strategic transaction, acquisition or disposition involving Licensee or any Affiliate thereof.

                                12 - PUBLICATIONS

      During the term of the Agreement, the following restrictions shall apply with respect to disclosure by PAA or any PAA Principal or Affiliate (the "Publishing Party") in any publication or presentation, in oral or written form, of information or data relating to the Technology (collectively, "Publications"):

            (a) The Publishing Party shall provide Licensee with a copy of any proposed Publication at least forty-five (45) days prior to submission for publication (or presentation) so as to provide Licensee with the opportunity to recommend any changes it deems necessary to continue to maintain the confidentiality of information or data disclosed by Licensee to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and

            (b) If Licensee notifies the Publishing Party ("Notice") within thirty (30) days of receipt of the copy of the proposed Publication that such Publication, in its reasonable judgment
                  (i) contains an invention for which Licensee desires to (and is hereunder entitled to) pursue patent protection, or (ii) could be expected to have a material adverse effect on the commercial value of the information or data contained therein, of any Information disclosed to Licensee hereunder or of any aspect of the Technology disclosed to Licensee or licensed hereunder, the Publishing Party shall prevent such publication (or presentation) or delay such publication (or presentation) for a reasonable period of time as specified by Licensee. In the case of inventions, such delay shall be for a period of time sufficient to permit the timely preparation and filing of a patent application or applications on the invention, and in no event less than one hundred eighty (180) days from the date of Notice. Any dispute or disagreement under this subsection (b) may be submitted to arbitration in accordance with the procedures set forth in Article 14 hereof.

                      13 - NOTICES AND OTHER COMMUNICATIONS

      Any notice or communication (including invoices) required to be given hereunder shall be in writing and shall be considered properly given (a) on the date delivered or sent if personally delivered against written receipt, (b) on the date of receipt if sent by certified or registered mail, or (c) on the date of receipt if sent by overnight mail or reputable over night courier, as follows:

            If to PAA or any PAA Principal:

                  PHARMACEUTICAL APPLICATIONS ASSOCIATES, LLC
                  402 East Yakima Avenue, Suite 330
                  Yakima, Washington 98901-2755
                  Attn: C. Donald Williams
                  Facsimile: (509) 454-3295

or such other address (and/or facsimile number) that PAA may advise in writing in accordance with this Article 12;

            If to Licensee:

                  PRAECIS PHARMACEUTICALS INCORPORATED
                  1 Hampshire Street
                  Cambridge, Massachusetts 02139
                  Attn.: Vice President of Corporate Development
                  Facsimile: (617) 494-8414

or such other address (and/or facsimile number) that Licensee may advise in writing in accordance with this Article 12.

                             14 - DISPUTE RESOLUTION

            14.1 Unless otherwise explicitly set forth in this Agreement, in the event that the parties are unable to resolve any dispute, controversy or claim arising out of, or in relation to this Agreement, or the breach, termination or invalidity thereof (collectively "Issue"), the parties shall first refer such Issue to the respective Chief Executive Officers of Licensee and PAA. In the event that such Issue cannot be resolved by these individuals after a good faith discussion to resolve the Issue, then either party may initiate arbitration in Boston, Massachusetts in accordance with this subsection under the guidelines of the American Arbitration Association ("AAA") and the commercial rules then in effect for AAA, except as otherwise provided for herein.

            14.2 A party shall notify the other in writing should it intend to initiate arbitration. The parties shall select, by mutual agreement, one arbitrator within a time period of thirty (30) days after receipt of such notice. Should no arbitrator be chosen within the above period, the AAA shall appoint the arbitrator within thirty (30) days after the end of such period.

            14.3 Unless otherwise agreed to by the parties, the arbitrator shall make such decision based on the following factors in descending order of importance: (a) consistency with the provisions of this Agreement; (b) consistency with the intent of the parties as reflected in this Agreement; and
(c) customary and reasonable provisions included in comparable agreements. The decision of the arbitrator will be binding upon the parties without the right of appeal, and judgment upon the decision rendered by the arbitrator may be entered in any court having jurisdiction thereof.

            14.4 The parties shall share equally the reasonable documented cost of such arbitration proceeding. Each party shall be responsible for its own costs and expenses in any such arbitration proceeding.

                          15 - MISCELLANEOUS PROVISIONS

            15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to its conflicts of law principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

            15.2 The parties hereto acknowledge that this Agreement (including its Exhibits) sets forth the entire Agreement and understanding of the parties with respect to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by Licensee and PAA.

            15.3 The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect. In addition, any such invalid or unenforceable provision shall be deemed amended or replaced with a provision that is valid and enforceable which achieves, to the fullest extent possible, the original objectives and intent of the parties as reflected in the offending provision.

            15.4 Licensee agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such manner as to conform with the patent laws and practices of the country of manufacture and/or sale.

            15.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a subsequent failure to perform any such term or condition by the other party.

            15.6 Nothing herein shall be deemed to constitute either party as the agent or representative of the other party. Each party shall be an independent contractor, not an employee or partner of the other party. Each party shall be responsible for the conduct of activities at its own facilities and for any liabilities resulting therefrom. Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority or represent to have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

            15.7 No party will disclose the terms or conditions of this Agreement to any Third Party (other than a party's officers, directors, members, employees, stockholders, attorneys, financial advisors and other representatives) or issue any press release relating to the terms and conditions of this Agreement for any purpose, without the prior written consent of the other party except as required by law (including without limitation upon order or request of any regulatory agency or commission of competent jurisdiction); provided that such consent will not be unreasonably withheld and shall not be required for any such disclosure by Licensee which Licensee determines in good faith is required by law or reasonably necessary in connection with any financing, strategic transaction, acquisition or disposition involving Licensee. The restriction on disclosure contained herein shall not apply to any information which is essentially identical to that contained in a previous disclosure authorized hereunder.

            15.8 In the event that PAA shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it (which, in the case of an involuntary petition, is not dismissed or stayed within sixty (60) days after such petition is filed), all rights and licenses granted under or pursuant to this Agreement by PAA to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code. The parties agree that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

            15.9 The waiver by a party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

            15.10 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            15.11 Each of the parties hereto covenants and agrees that at all times hereafter it will execute, acknowledge and deliver all such instruments and documents which may be necessary, or with the other party may reasonably request, to effectuate the rights and perform the obligations contemplated by this Agreement.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

                                        PRAECIS PHARMACEUTICALS
                                        INCORPORATED

                                        /s/ Mark A. Silver
                                        ----------------------------------------
                                        Mark A. Silver
                                        Vice President of Corporate Development

                                        /s/ William L. Kubasek
                                        ----------------------------------------
                                        William L. Kubasek
                                        Director of Business Development


                                        PHARMACEUTICAL APPLICATIONS
                                        ASSOCIATES LLC

                                        /s/ C. Donald Williams
                                        ----------------------------------------
                                        By:  C. Donald Williams
                                        Its: President

                                        /s/ C. Donald Williams
                                        ----------------------------------------
                                        C. Donald Williams, M.D., C.G.P.

                                        /s/ Robert Murdock
                                        ----------------------------------------
                                        Robert Murdock, R.Ph.

                                                                       EXHIBIT A

        U.S. Patent Application No. 3742-901-2-IPROV and related filings.

                                                                       EXHIBIT B

PAA has entered into Confidentiality Agreements with each of the following individuals and entities:

            **
            **
            **
            **
            **
            **
            **
            **
            **
            **
            **
            **
            **
            **
            **
            **
            **
            **
            **
            **
            **
            **
            **
            **
            **
            **

PAA has not entered into any license agreements relating to the Technology, the Patent Rights, or any Licensed Product or Licensed Process.


                                       B-1